AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHINA UNITED INSURANCE SERVICE, INC.

China United Insurance Service, Inc., a corporation organized and exiting under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is China United Insurance Service, Inc.  An original Certificate of Incorporation by China United Insurance Service, Inc. was filed with the Secretary of State on June 4, 2010.  This Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

2.  The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of this corporation is China United Insurance Service, Inc.

ARTICLE II

The name and address of the registered office of the corporation in the State of Delaware is Registered Agents Legal Services, LLC, 1220 N. Market Street Suite 806, Wilmington, DE  19801, New Castle County.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law of the State of Delaware.

ARTICLE IV

The aggregate number of shares that the Corporation shall have the authority to issue is 110,000,000 shares of capital stock, of which 100,000,000 shares are Common Stock, $0.00001 par value, per share (the “Common Stock”) and 10,000,000 shares are preferred stock, $0.00001 par value, per share (the “Preferred Stock”). The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law.

ARTICLE V

Subject to the limitations contained in this Certificate, the Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VI

Election of the members of the Board of Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

Any amendment, repeal or modification of the foregoing provisions of this Article VII, or the adoption of any provision in an amended or restated Certificate of Incorporation inconsistent with this Article VII, by the stockholders of the Corporation shall not apply to, or adversely affect, any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, such agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of any of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

IN WITNESS WHEREOF, the undersigned does hereby make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this

Dated: January 28, 2011	By:	/s/ Yi-Hsiao Mao
Yi-Hsiao Mao
Director